UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

Maryland (State or other jurisdiction of incorporation or organization)	82-2026337 (I.R.S. Employer Identification No.)
1306 MONTE VISTA AVE., NO. 5 UPLAND, CA (Address of principal executive offices)	91786 (Zip Code)

(855-909-9294)

Registrant's telephone number, including area code

COMMON SHARES

(Title of each class of securities issued pursuant to Regulation A)

PART II

This Annual Report as filed on Form 1-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled "Risk Factors" in our Offering Statement on Form 1-A dated October 24, 2019, filed with the Securities and Exchange Commission ("SEC"), as such factors may be updated from time to time in our periodic filings and prospectus supplements filed with the SEC, which are accessible on the SEC's website at www.sec.gov.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not place undue reliance on any forward-looking statements included in this annual report. All forward-looking statements are made as of the date of this annual report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this annual report on Form 1-K will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this annual report on Form 1-K, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this annual report on Form 1-K, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this annual report on Form 1-K will be achieved.

Item 1 -  The Business

Company Overview

RAD Diversified REIT, Inc. was formed as of May 11, 2017 as a Maryland corporation, and we intend to elect to be taxed as a REIT for federal income tax purposes.  Our objective is to acquire and then reposition (if required), renovate (if required), lease and manage income-producing single family residential, multi-family residential, and mixed use residential-commercial properties across primary and secondary markets throughout the United States.  Initially, we will concentrate on acquiring a portfolio of properties in Pennsylvania, Texas, California and Florida, where the principals of our Manager have significant investing and property management experience.

Our primary intent is to purchase single-family residential, multi-family residential, and mixed use residential-commercial properties at below-market-price. Below-market-price purchases may be made at foreclosure auctions, Real-Estate-Owned ("REO") property sales, and tax-deed auctions. We refer to our investments in real property as "Investments".

Qualification of Offering Pursuant to Regulation A

On November 1, 2019, the SEC issued a qualification letter for our Offering Circular dated October 24, 2019 (the "Offering Circular"). Pursuant to the Offering Circular, we are seeking to raise up to $50,000,000 through the sale of Common Stock under Regulation A (the "Offering"). The Offering Circular is available through the SEC's EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company.

Principal Products and Services

We research available properties to identify suitable investments and attend tax deed auctions in various locations. We purchase suitable properties and receive a tax deed from the Tax Collector. As such, we typically purchase properties at these auctions for significantly less than their full market value because the back taxes will usually be less than the full market value of the property.

We rehabilitate properties to livable and safe conditions during redemption periods.  During the redemption period, the former owner of the property can "redeem" / get back the property by paying The Company the back taxes, any associated fees, interest penalty, renovation costs, eviction, or standard property management fees. This means that, should the former owner redeem the property,   We do reclaim our purchase price, rehabilitation costs, associated fees, interest penalty, property management fees, insurance paid, and any other directly related property fees.

REIT Qualification

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual taxable income.  We intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on an annual basis.

Distributions

Our board of directors will determine the amount of distributions to be distributed to our stockholders on an annual basis. The board's determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT qualification under the Code.

Our distribution rate and payment frequency may vary from time to time. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, such as from the proceeds of this Offering, borrowings, advances from our Manager or from our Manager's deferral of its fees and expense reimbursements, as necessary.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Initial Proceeds

The Company raised $668,520 during the last two months of 2019. Management believes this is an excellent beginning considering that a Notice of Qualification for its Offering Circular was issued by the SEC on November 1, 2019. As a result, 66,852 shares of common stock are now outstanding.

The Company also began acquiring real estate in accordance with its business model. By the end of Fiscal Year 2019, the Company had acquired 5 properties, which are enumerated in the table below. The table entitled "Real Estate Holdings End of 2019" also presents the acquisition price of these real estate holdings. Several of these properties have ongoing leases which are producing revenue in accordance with the Company's business model.

Real Estate Holdings End of 2019

PROPERTY	ACQUISITION PRICE	MONTHLY RENT
2627 23RD ST	$ 17,000	$ 850
2000 S SALFORD UNIT 1	$ 192,740	$ 1,350
2000 S SALFORD UNIT 2		$ 850
6408 CARLTON	$ 43,000	---
6661 CORNELIUS	$ 115,000	$ 1,000
0 FM 1960 RD WEST	$ 20,000	---

Fundraising in 2020

The Company's has demonstrated successful fundraising by utilizing face-to-face social events. The Company experienced significant early fundraising success after it received qualification of its Offering Circular. This, though, may not be indicative of future fundraising activities. In the past few weeks, the United States has found itself in an epoch battle against an invisible enemy - the coronavirus (a.k.a. "COVID-19"). This highly contagious virus may have an impact on the Company's ability to raise money in support of its business model.

In an effort to quell the spread of COVID-19, most states have issued "shelter-in-place" orders. The Federal Government in the United States advises the population to "avoid social gatherings in groups of more than 10 people", see "The President's Coronavirus Guidelines for America" published on or about March 16, 2020. These guidelines further discourage discretionary travel, shopping trips, and social visits.

In response to the COVID-19 crisis, a "social distancing" tactic is being applied in order to slow the spread of the virus. Because of government mandates for social distancing, the Company is not able to raise money through traditional social gatherings, at least not for the next few months.

Being a forward thinking Company that adapts to change rather quickly, the Company has launched an online fundraising campaign. Through the use of webinars and other online education channels, the Company is regaining its fundraising capacity. Should the Company not be able to meet its fundraising objectives, it may not be able to meet its intended real estate purchase objectives for fiscal year 2020.

At the time of this writing, the Company believes it will be able to rekindle fundraising using face-to-face social events. New information suggests that a much wider swath of the population has been infected and has ultimately overcome the coronavirus. The Company believes that this new information, and the need to rebuild the American economy will lead to abated gathering restrictions in the near future. All of this said, the Company will rely on its new online fundraising capability until it can again utilize "meet and greet" fundraising techniques.

In light of the most recent scientific data, many states are beginning to lift the shelter-in-place orders. Social distancing guidelines will continue to be maintained, but this will allow the Company to rekindle its social-based fundraising strategies. The Company believes that, in conjunction with its new online fundraising campaign, such modified fundraising approaches will allow the Company to achieve its fundraising, and real estate acquisition goals.

COVID-19 - No Impact on Revenue

COVID-19 is wreaking havoc with our nation's economy. However, because the Company invests mainly in residential real estate, it has not felt any impact as a result of shelter-in-place orders issued by state and local governments. The Company's real estate investments target middle and lower income families.

The company also believes that, as it continues to increase its real estate holdings, it will be relatively immune to economic factors attributable to COVID-19.  This is primarily due to aggressive economic stimulus programs approved by the federal government. Even though low income families have been hard hit by layoffs in the workplace, they will still be capable of paying rent because of new economic stimulus measures.

These stimulus measures include an additional $600 per week in unemployment benefits above and beyond state allotments. Most taxpayers will also receive a one-time payment of $1,200 per person or $2,400 per couple, with an additional $500 for each qualifying child.

In light of Federal Government relief that is now flowing to the aid of lower and middle income residential tenants, the Company does not foresee any disruption in revenue during the upcoming 2020 Fiscal Year.

Liquidity

As shown on our audited financial statements, including our balance sheet, the Company had $205,422 in cash-on-hand at the end of Fiscal Year 2019. The Company continues to attract investors and is in the process of acquiring additional investments. New investments will be used to acquire additional real estate.

The Company has dedicated $153,000 as deposits on additional real estate.  These acquisitions have not been full consummated. In the 3rd quarter of 2020, the Company will complete these purchases using an additional $92,000 of its cash-on-hand.  Remaining cash-on-hand is sufficient to maintain operations through the end of Fiscal Year 2020.

Item 3.  Directors and Officers

Company's Direct Managers

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Mendenhall, Brandon	Chief Executive Officer, Acting Chief Financial Officer	39		FULL TIME
Bowling, Randle	Chief Operating Officer	41		FULL TIME
Vaugn, Amy	Chief Security Officer	40		FULL TIME

Directors:
Mendenhall, Brandon	Chairperson, Board Member	39		FULL TIME
Bowling, Randle	Board Member	41		FULL TIME
Vaugn, Amy	Board Member	40		FULL TIME
Significant Employees:	The Company outsources all functions through its manager, RAD Management, LLC

Brandon Mendenhall, Director and CEO

Brandon "Dutch" Mendenhall is a real estate investor and educator who specializes in the use of tax deeds and real estate leverage to invest in opportunities in the single-family residential housing market. He began his business career as an executive recruiter specializing in commercial real estate and banking.  In 2008, Mr. Mendenhall started Tax Auction Investors, a real estate education platform where he has mentored thousands of students while coaching them through their real estate deals.

Mr. Mendenhall presently acts as the chief executive officer and sponsor of DHI Holdings Texas, LLC, the general partner of DHI Holdings, LP, an investment partnership sponsored and formed by Mr. Mendenhall for the purpose of acquiring single family residential real estate on an opportunistic and value-added basis.  He also serves as the chief executive officer and chief investment officer for DDH Capital Management, LLC, the general partner and sponsor of DDH Fund LP, a real estate investment partnership formed in early 2016 to similarly invest in single family residential real estate on an opportunistic and value added basis.

Randle J. Bowling, Director, COO

Mr. Bowling enlisted in the Army as an Intelligence Analyst and trained in South Carolina until he was deployed to South Korea where he served for two years. In 2001 he left the Army after having attained the rank of sergeant and enrolled at the Pan Am University Flight School and Embry-Riddle Aeronautical University where he majored in Professional Aeronautics and minored in Aviation Management.

Upon graduation in 2004 Bowling worked as a First Officer at Colgan Air in West Virginia and, a year later, was promoted to Captain.  Mr. Bowling is extensively involved in short sale education and commercial real estate education at Tax Auction Investors.  Mr. Bowling also manages the day to day operations for Tax Auction Investors.

Mr. Bowling applies his knowledge of system development, which he acquired while serving in the Army, to implement investment automation systems.

He serves as director for the Company and also act as the Chief Operations Officer and Chief Investment Officer of each of our Company.

Amy Vaughn, Director and CSO

Amy Vaughn has been actively involved in real estate coaching for two decades.  In 2008 she met Dutch Mendenhall & Randle Bowling and they combined their coaching and educational resources to develop what is now Tax Auction Investors.

Ms. Vaughn holds a Bachelor of Arts in Marketing and Business Management from Temple University, Philadelphia.

Compensation of Directors and Executive Officers

None of the named Directors and Executive Officers of our Company were paid money or granted equity in either of the last two fiscal years. As such, we have not included a Summary Compensation Table.

Our Company had projected it would pay salaries to its Executive Officers the 1st year after qualification of its Offering Circular. However, due in great part to the COVID-19 pandemic, this plan has been delayed until the beginning of 2021. Our Company projects it will pay each named Executive Officer a total of $107,000 in salary for Fiscal Year 2021.

Executive Officer	Fiscal Year	Base Salary
Amy Vaughn	2021	$107,000
	2022	$184,069
	2023	$216,552
	2024	$249,034
	2025	$286,390
Brandon "Dutch" Mendenhall	2021	$107,000
	2022	$184,069
	2023	$216,552
	2024	$249,034
	2025	$286,390
Randle J. Bowling	2021	$107,000
	2022	$184,069
	2023	$216,552
	2024	$249,034
	2025	$286,390

Our Company projects that it will pay each named Executive Officer a total salary of $184,069 in Fiscal Year 2022, $216,552 in Fiscal Year 2023, $249,034 in Fiscal Year 2024year, and $286,390 in the Fiscal Year 2025d. This represents a 15% increase per year in salary for each named Executive Officer.

Our Company does not plan to award any named Executive Officer an equity grant for compensation for their services in years one through five.

We will pay the listed amounts to our named Executive Officers. Our Manager will compensate its Executive Officers out of the fees we pay our Manager. We will not directly reimburse our Manager for any sums paid to its own executive officers.

Item 4. Security Ownership of Management and Certain Securityholders

Individual or entities that own more than 10% of all outstanding shares are identified in the Beneficial Ownership Table, below.

Beneficial Ownership Table

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (2)	Percent of class (3)
COMMON SHARES	C. ADKINS	12,500 SHARES	NONE	18.68%
COMMON SHARES	G. LI	8,000 SHARES	NONE	11.96%
COMMON SHARES	J. YUWEN	10,000 SHARES	NONE	14.95%

Item 5.  Interest of Management and Others in Certain Transactions

Management has no interest in any financial transaction requiring disclosure.

Item 6. Other Information

The Company has timely filed all necessary current reports on Form 1-U prior to this filing. The Company has no other information to report at this time.

Item 7. Financial Statements

RAD Diversified REIT, Inc.

Audited Financial Statements December 31, 2019

RAD DIVERSIFIED REIT, INC.

TABLE OF CONTENTS

(FINANCIAL STATEMEMTS)

Independent Auditor's Report

To the Board of Directors

RAD Diversified REIT, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of RAD Diversified REIT, Inc. (a Maryland corporation) (the "Company"), which comprise the balance sheet as of December 31, 2019, and the related statements of operations, equity and cash flows for the year ended December 31, 2019, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the entity's internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of the significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

(Continued)

To the Board of Directors of RAD Diversified REIT, Inc.

Independent Auditor's Report

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RAD Diversified REIT, Inc. as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the basic financial statements as a whole. Schedule 1 - Operating Expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

KHO & PATEL

San Dimas, California

April 12, 2020

RAD DIVERSIFIED REIT, INC.

BALANCE SHEET DECEMBER 31, 2019

ASSETS

Real estate assets, net of accumulated depreciation of $3,772 (Note 3)	$ 383,968
Cash on hand and in banks	205,422
Accounts receivable	1,161
Other receivables	32,474
Prepaid expenses	2,057
Escrows and acquisition deposits	153,000

Total assets	$ 778,082

RAD DIVERSIFIED REIT, INC.

BALANCE SHEET DECEMBER 31, 2019

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable		$ 32,737
Related party payable (Note 4)		26,129
Prepaid rents		850
Other payables		115,000
Security deposits		3,050

Liabilities		177,766
COMMITMENTS AND CONTINGENCIES (Note 5)		-
Total liabilities		177,766

STOCKHOLDERS' EQUITY
Capital stock, $.001 par value, 100,000,000 shares authorized, 66,852 shares issued and outstanding	$ 67
Additional paid-in capital	668,453
Accumulated Deficit	(68,204)

Total stockholders' equity		600,316

Total liabilities and stockholders' equ		$ 778,082

See independent auditor's report and accompanying notes to financial statements.

RAD DIVERSIFIED REIT, INC.

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

OPERATING REVENUE	$ 67

OPERATING EXPENSES (Schedule 1)	84,887

Loss from operations	(68,202)

PROVISION FOR INCOME TAXES	-

Net Loss	$ (68,202)

RAD DIVERSIFIED REIT, INC.

STATEMENT OF EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2019

	Common Stock
	Shares	Value	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, January 1, 2019	100	$ -	$ 1,000	$ (2)	$ 998
Capital contribution	66,752	67	667,453	-	667,520
Net loss		-	-	(68,202)	(68,202)
Ending balance, December 31, 2019	66,852	$ 67	$ 668,453	$ (68,204)	$ 600,316

See independent auditor's report and accompanying notes to financial statements.

RAD DIVERSIFIED REIT, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$ (68,202)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	$ 3,772
Changes in operating assets and liabilities:
Accounts receivable	(1,161)
Other receivables	(32,474)
Related party receivable/payable	26,129
Prepaid expenses	(2,057)
Escrows and acquisition deposits	(153,000)
Accounts payable	32,737
Prepaid rents	850
Other payables	115,000
Security deposits	3,050	(7,154)
Net cash used in operating activities		(75,356)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of real estate assets	(387,740)
Net cash used in investing activities		(387,740)
CASH FLOWS FROM FINANCING ACTIVITIES Capital contribution	667,520
Net cash provided by financing activities		667,520
Net increase in cash		204,424
CASH ON HAND AND IN BANKS - JANUARY 1, 2019		998
CASH ON HAND AND IN BANKS - DECEMBER 31, 2019		$ 205,422

See independent auditor's report and accompanying notes to financial statements.

RAD DIVERSIFIED REIT, INC.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 1 - General

RAD Diversified REIT, Inc. (the "Company") was incorporated on May 11, 2017 in the State of Maryland. The Company's objective is to acquire and then reposition (if required), lease and manage income producing single- family residential, multi-family residential and mixed-use residential/commercial properties across primary and secondary markets throughout the United States. Initially, the Company will concentrate on acquiring a portfolio of properties in Pennsylvania, Texas, California and Florida, where the principals of management have significant investing and property management experience.

The Company's primary intent is to purchase single-family residential, multi-family residential and mixed-use residential/commercial properties at below-market-prices. Below-market-price purchases may be made at foreclosure auctions, Real-Estate-Owned property sales and tax-deed auctions.

Note 2 - Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statement. The financial statement and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statement.

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. There were no cash equivalents as of December 31, 2019.

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents an estimate by the Company's management of specific accounts deemed uncollectible. As of December 31, 2019, the Company had $0 in allowance for doubtful accounts.

RAD DIVERSIFIED REIT, INC.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 2 - Summary of Significant Accounting Policies (continued)

Income Properties, Real Estate and Depreciation

The Company depreciate buildings on a straight-line basis over estimated useful lives, generally 27.5 or 39 years depending on intended use of the property. The Company will capitalize all capital improvements associated with replacements, improvements or major repairs to real property that extend its useful life and depreciate them using the straight-line method over their estimated useful lives ranging from 3 to 30 years. Although no development projects are currently in progress, the Company will capitalize costs incurred in connection with our development projects, interest incurred on borrowing obligations and other internal costs during periods in which qualifying expenditures have been made and activities necessary to get the development projects ready for their intended use are in progress. Capitalization of these costs begins when the activities and related expenditures commence and ceases when the project is substantially complete and ready for its intended use, at which time the project is placed into service and depreciation commences.

The Company charges maintenance and repair costs that do not extend an asset's useful life to expense as incurred.

The Company will periodically evaluate the net realizable value of its properties and provide a valuation allowance when it becomes probable there has been a permanent impairment of value.

Revenue Recognition

Revenue is recognized when it is probable that the economic benefit will flow to the Company and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received or receivable. Rental income from operating leases is recognized over the life of the lease agreements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Management believes that the estimates utilized in preparing our financial statements are reasonable and prudent. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are equal or approximate to their fair values due to the short-term maturity of those instruments.

RAD DIVERSIFIED REIT, INC.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company will elect to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Service Code beginning with the taxable year ended December 31, 2019. As a REIT, the Company generally is not subject to federal income tax on income that is distributed to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at the regular Corporation tax rate. The Company believes it is organized and will operate in such a manner as to qualify to be taxed as a REIT and intends to operate so as to remain qualified as a REIT for federal income tax purposes. Under the Internal Revenue Service Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its shareholders. There are additional specific requirements which must be met in order to be qualified, such as organizational, income source and other requirements. Potentially significant monetary penalties, primarily keyed to taxable income, may be imposed on a REIT that fails to meet all relevant requirements.

The Company, in accordance with FASB ASC 740 Topic, Income Taxes, performs the evaluation of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more likely than not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more likely than not threshold would be derecognized and recorded as a tax benefit or expense in the current year. However, the Company's conclusions regarding these uncertain tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analysis of tax laws, regulations and interpretations thereof.

Recent Accounting Standards

Standards Adopted

ASU 2016-02, Leases (Topic 842). This standard amends existing lease accounting standards for both lessees and lessors. Lessees must classify most leases as either finance or operating leases. For lease contracts, or contracts with an embedded lease, with a duration of more than one year in which we are the lessee, the present value of future lease payments are recognized on our consolidated balance sheets as a right-of-use asset and a corresponding lease liability. Lessors Lease contracts currently classified as operating leases are accounted for similarly to prior guidance.

RAD DIVERSIFIED REIT, INC.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 2 - Summary of Significant Accounting Policies (continued)

However, lessors are required to account for each lease and non-lease component, such as common area maintenance or tenant service revenues, of a contract separately. In July 2018, the FASB issued 2018-11, Leases (Topic 842) - Targeted Improvements ("ASU 2018-11"), which provides lessors optional transition relief from implementing this aspect of ASU 2016-02 if the following criteria are met: (1) both components have the same timing and pattern of revenue and (2) if accounted for separately, both components would be classified as an operating lease.

Recent Accounting Standards

Also, under ASU 2016-02, only incremental costs or initial direct costs of executing a lease contract qualify for capitalization, while prior accounting standards allowed for the capitalization of indirect leasing costs.

We adopted the new standard as of January 1, 2019. The adoption of the new standard did not have a material impact on our financial statements.

Date of Management's Review

Management has evaluated subsequent events through April 12, 2020, the date on which the financial statements were available to be issued.

Note 3 - Real Estate Assets

Real estate assets at December 31, 2019 consists of the following:

Land	$ 56,774
Buildings	330,966
Less: accumulated depreciation	(3,772)
Real estate assets, net	$ 383,968

The depreciation expense of real estate assets was $3,772 for the year ended December 31, 2019.

RAD DIVERSIFIED REIT, INC.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 4 - Certain Relationships and Related Transactions

One of the Company's current stockholders also controls the limited liability company, RAD Management, LLC. In a management agreement commencing with the first calendar quarter of 2018, RAD Management, LLC will perform the role of the Manager and advisor of the Company. The Manager will oversee day-to-day operations and make all investment decisions. The agreement shall remain in effect for 10 years, unless terminated early by mutual written consent. The agreement contains an asset management fee and a property management fee.

Asset Management Fee. Beginning in the first calendar quarter of 2018, RAD Management, LLC will receive a quarterly asset management fee, payable in arrears, equal to an annualized rate of 2.00% of the Company's combined net asset value.

Property Management Fee. The Company shall pay to Manager an annual property management fee, of 4.0% of the monthly gross revenue generated by all of the real estate assets. The Company shall pay the property management fee in arrears on a monthly basis with the arrear amount split into 12 equal payments.

The following summarizes expenses incurred with RAD Management, LLC as of December 31, 2019.

Property management fees	$ 411
Asset management fees	5,129
Professional fees	22,015
Acquisition fees	5,000

As of December 31, 2019 the related party payable to RAD Management, LLC was $26,129.

Note 5 - Commitments and Contingencies

Legal

The Company, from time to time, could be involved in ordinary routine litigation incidental to the conduct of its business. The Company believes that no presently pending litigation matters are likely to have a material adverse effect on the Company's financial statements or results of operations, taken as a whole.

Note 6 - Concentration of Credit Risk

The Company maintains its cash balance at a bank located in Florida. These accounts are insured by the Federal Deposit Insurance Corporation up to a balance of $250,000. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

RAD DIVERSIFIED REIT, INC.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 6 - Concentration of Credit Risk (concluded)

Concentrations of market, interest rate and credit risk may exist with respect to the Company's investments and its other assets and liabilities. Market risk is a potential loss the Company may incur as a result of changes in the fair value of its investments. The Company may also be subject to risk associated with concentrations of investments in geographic regions and industries. Interest rate risk includes the risk associated with changes in prevailing interest rates. Credit risk includes the possibility that a loss may occur from the failure of counterparties or issuers to make payments according to the terms of a contract.

The Company's investments are also subject to valuation and liquidity risk, financing risk, development financing risk and diversification risk.

The real estate market is cyclical in nature. Investment values are affected by, among other things, the availability of capital, vacancy rates, rental rates, interest rates, and inflation rates. Determining real estate values involves many assumptions that may be subjective. As a result, amounts ultimately realized from the real estate investments may vary significantly from the estimates presented and the differences could be material to the financial statements.

Note 7 - Leases

Leasing as a Lessor - Future minimum rental income

As of December 31, 2019, non-cancelable operating leases provide for future minimum rental income from continuing operations as follows:

2020	$ 29,230
2021	720
$ 29,950

Certain leases may be excluded as the terms are generally for one year or less. Rental income under most of these leases increase in future years based on agreed-upon percentages or in some instances, changes in the Consumer Price Index.

Note 8 - Cash Flow Information

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Cash paid for interest and income tax during the period were as follows:

Interest $ -

Income tax $ -

Note 9 - Subsequent Events

The Company evaluated its December 31, 2019 financial statements for subsequent events through the date the financial statements were issued. As a result of the spread of the COVID-19 coronavirus, economic uncertainties have arisen which could potentially have a negative financial impact though such potential impact is unknown at this time.

SUPPLEMENTARY INFORMATION SCHEDULE 1 - OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2019

Acquisition fees	$ 5,033
Advertising	6,287
Asset management fees	5,129
Auction supplies	63
Automobile expenses	806
Bank fees	370
Computer expenses	211
Depreciation and amortization	3,772
Dues and subscriptions	260
Meals and entertainment	202
Office expenses	85
Professional fees	41,420
Property foreclosure costs	10,000
Property management fees	411
Real estate expenses	3,732
Referral fees	6,400
Taxes and licenses	606
Utilities	100

Total Operating Expenses	$ 84,887

See independent auditor's report and accompanying notes to financial statements.

Item 8. Exhibits

Please find Exhibits as enumerated below:

Exhibit 2A: Charter of Company

Exhibit 2B: Bylaws of Company

Exhibit 3: Stock Certificate of Company with Legend

Exhibit 4: Subscription Agreement

Exhibit 6C: Management Agreement

Exhibit 8: Escrow Agreement

Exhibit 10: Legality of Shares

Exhibit 11: Auditor Consent

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RAD Diversified REIT, Inc.

By: /s/ Brandon Mendenhall                        April 29, 2020

Brandon Mendenhall, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brandon Mendenhall	Chief Executive Officer, Acting Chief Financial Officer	April 29, 2020
/s/ Randle J. Bowling	Chief Security Officer	April 29, 2020